Exhibit 99.1

Galena Biopharma Announces Exercise of Underwriters’

Over-Allotment Option and Closing of $14.5 Million

Public Offering of Common Stock

Lake Oswego, Oregon, April 16, 2012 — Galena Biopharma (NASDAQ: GALE), a biotechnology company focused on developing innovative, targeted oncology treatments addressing major unmet medical needs to advance cancer care, announced today that it has closed the previously announced underwritten public offering of 9,751,500 shares of its common stock at a price to the public of $1.50 per share for gross proceeds of approximately $14.5 million. The shares include 1,251,000 shares of common stock sold pursuant to the over-allotment option granted by the Company to the underwriters. The net proceeds from the sale of the shares, after deducting the underwriters’ discounts and other estimated offering expenses payable by Galena Biopharma, will be approximately $13.3 million.

The company intends to use the net proceeds of the offering for working capital and other general corporate purposes, including the Phase 3 NeuVax™ (E75) PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) clinical trial, Phase 1/2 clinical trials of Folate Binding Protein-E39 (FBP) and a planned Phase 2 trial of NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

Roth Capital Partners, LLC acted as the sole book-running manager for the offering. Cantor Fitzgerald & Co. and Rodman & Renshaw, LLC acted as co-managers.

About Galena Biopharma

Galena Biopharma, Inc. is a Portland, Oregon-based biopharmaceutical company that develops innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information, please visit us at www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding plans for the development of our product candidates. These forward-looking statements are subject to risks, uncertainties and assumptions relating to the development of our product candidates, including those detailed from time to time in our filings with the SEC, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. Our actual results may differ materially from those contemplated by these forward-looking statements. We do not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contacts:

Madeline Hatton

Toll free: +1 (855) 855-GALE (4253), ext. 109

info@galenabiopharma.com

or

Remy Bernarda

IR Sense, LLC

+1 (503) 400-6995

remy@irsense.com

2